Exhibit 3.3

Execution Version

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES A ZERO-DIVIDEND CONVERTIBLE PERPETUAL PREFERRED STOCK

OF

Concrete Pumping Holdings, Inc.

(Pursuant to Section 151 of the Delaware General Corporation Law)

Concrete Pumping Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that, pursuant to authority vested in the Board of Directors of the Corporation by Article IV of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the following resolutions were adopted on December 4, 2018 by the Board of Directors of the Corporation (the “Board”) pursuant to Section 151 of the Delaware General Corporation Law:

WHEREAS the Corporation will enter into a potential purchase (the “Equity Investment”) of Series A Zero-Dividend Convertible Perpetual Preferred Stock (the “Preferred Stock”) of the Corporation with an aggregate purchase price of $25,000,000 by Nuveen Alternatives Advisors, LLC and its affiliates;

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby approves and authorizes the Equity Investment; and

FURTHER RESOLVED that the shares of Preferred Stock issued in connection with the Equity Investment shall have the voting powers, designations, preferences and other special rights, and the qualifications, limitations and restrictions thereof, set forth below:

1.       Certain Definitions.

As used in this Certificate of Designations, Preferences and Rights of Series A Zero-Dividend Convertible Perpetual Preferred Stock (the “Preferred Stock”) of Concrete Pumping Holdings, Inc. (the “Certification of Designations”), the following terms shall have the respective meanings set forth below:

“ABL Facility” means that certain $60,000,000 senior secured ABL facility by and among Brundage-Bone Concrete Pumping Inc., Eco-Pan, Inc., Camfaud Concrete Pumps Limited, South Coast Concrete Pumping Limited, Premier Concrete Pumping Limited and Reilly Concrete Pumping Limited, the guarantors party thereto and Wells Fargo Bank, National Association.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person; provided, that the Corporation and its subsidiaries shall not be deemed to be Affiliates of any Holder or any of their Affiliates. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Bloomberg” means Bloomberg Financial Markets and its successors.

“Board” means the board of directors of the Corporation.

“Business Day” means any day except a Saturday, a Sunday or other day on which the U.S. Securities and Exchange Commission or banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

“Closing Date” means the date of the closing of the purchase and sale of Preferred Stock pursuant to Section 3 of the Subscription Agreement.

“Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of shares of Common Stock on The Nasdaq Stock Market on such date. If the Common Stock is not traded on The Nasdaq Stock Market on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Common Stock in the over-the-counter market as reported by OTC Market Group, Inc. or any similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by an Independent Financial Advisor retained by the Corporation for such purpose.

“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation, including the stock into which the Preferred Stock is convertible, and any securities into which the Common Stock may be reclassified.

“Common Stock Equivalents” means any securities of the Corporation or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Rate” means, initially, 1 share of Common Stock per share of Preferred Stock (as may be adjusted pursuant to Section 9(a)(i) hereof).

“Conversion Shares” means the shares of Common Stock into which the Preferred Stock is convertible.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Holder” or “Holders” means the holder or holders of the Preferred Stock.

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“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing; provided, however, that such firm or consultant is not an Affiliate of the Corporation and is reasonably acceptable to the Required Holders.

“Junior Debt” means any borrowed money indebtedness incurred by the Corporation after the Closing Date (other than borrowings under the Term Loan and the ABL Facility) that ranks junior to the Term Loan and the ABL Facility.

“Junior Securities” means the Common Stock, any other class or series of equity securities of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks senior to or pari passu with the Preferred Stock in liquidation preference and all other Common Stock Equivalents of the Corporation other than Parity Stock or those securities which are explicitly senior to the Preferred Stock in liquidation preference.

“Liquidation Preference” means (i) $25,000,000 plus (ii) an additional cumulative amount that will accrue at an annual rate of 7.0% (as may be adjusted as described below, the “Additional Liquidation Preference Rate”) beginning on the Closing Date through the date of calculation, expressed as a per-share amount calculated based on 2,450,980 designated shares of Preferred Stock (i.e., $10.20 per share, before taking into account the Additional Liquidation Preference Rate).

“Parity Stock” means any class or series of capital stock hereafter authorized that expressly ranks on a parity basis with the Preferred Stock as to dividend rights, rights of redemption and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. “Parity Stock” shall include any rights, options or warrants exercisable or exchangeable for or convertible into Parity Stock.

“Principal Market” means The Nasdaq Stock Market.

“Required Holders” means, as of any date, the holders of at least a majority of the Preferred Stock outstanding as of such date.

“Subscription Agreement” means that certain Subscription Agreement, dated as of September 7, 2018, by and among the Corporation and the investor party thereto.

“Term Loan” means that certain $350,000,000 senior secured term loan B facility by and among Concrete Pumping Holdings, Inc., the guarantors thereto, Credit Suisse Loan Funding LLC, the other lenders thereto and Credit Suisse AG, as administrative agent.

“Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided, that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York City time).

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“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Corporation) page “VAP” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained by the Corporation for such purpose).

2.       Number and Designation. The Preferred Stock shall be designated as Series A Zero-Dividend Convertible Perpetual Preferred Stock of the Corporation and the number of shares so designated shall be 2,450,980 shares. Each share of Preferred Stock shall have a par value of $0.0001 per share.

3.       Dividends. Holders of shares of Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of Common Stock.

4.       Liquidation.

(a)       Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any consolidation, merger or sale of all or substantially all of the assets of the Corporation (a “Liquidation”), the Holders of shares of Preferred Stock then outstanding shall be entitled to be paid in cash out of the assets of the Corporation available for distribution to its stockholders, before any distribution or payment shall be made to the holders of any Junior Securities, an amount equal to the Liquidation Preference (expressed as a per-share amount) multiplied by the number of shares of Preferred Stock held by such Holders. If the assets of the Corporation are not sufficient to pay in full such amounts, then the assets to be distributed to the Holders shall be ratably distributed among such Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Corporation shall mail written notice of any such Liquidation to each Holder not less than 45 days prior to the payment date stated therein.

(b)       In the event that the Corporation incurs any Junior Debt, then to the extent that, after giving effect to the incurrence of such additional Junior Debt, the pro forma Total Leverage Ratio (as defined in the Term Loan) as of the most recent quarterly balance sheet date of the Corporation shall exceed five times EBITDA (as defined in the Term Loan) for the period of four calendar quarters ending on such balance sheet date, the Additional Liquidation Preference Rate (a) shall be increased by 2.0% beginning on the first day of the first calendar quarter following the incurrence of such Junior Debt and (b) thereafter, shall be decreased by 2.0% beginning on the first day of the first calendar quarter following such time as the pro forma Total Leverage Ratio no longer exceeds five times EBITDA (calculated as of the last day of the previous calendar quarter); provided, that, for the avoidance of doubt, the Additional Liquidation Preference Rate shall not be lower than 7.0%. Notwithstanding the foregoing, the Corporation shall be permitted to draw on the ABL Facility and any incremental facilities permitted under the Term Loan to the fullest extent permitted by those documents regardless of the impact that such additional borrowings may have on the Total Leverage Ratio.

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5.       Right of the Holders to Convert.

(a)       On or after the date that is six calendar months following the Closing Date, each Holder shall have the right, at such Holder’s option, subject to the conversion procedures set forth in Section 8(a), to convert all of the shares of such Holder’s Preferred Stock into that number of shares of Common Stock determined by multiplying (i) the number of shares of Preferred Stock being converted by (ii) the Conversion Rate in effect on the applicable Conversion Date (as defined herein).

(b)       Any shares of Common Stock issued upon conversion of Preferred Stock (i) shall be duly authorized, validly issued, unencumbered, fully paid and nonassessable, (ii) shall rank pari passu with the other shares of Common Stock outstanding from time to time and (iii) shall be approved for listing on The Nasdaq Stock Market if shares of Common Stock generally are so listed (or another U.S. national securities exchange on which the Common Stock is then listed).

6.       Mandatory Conversion by the Corporation.

(a)       At any time following such time that, for any period of 30 consecutive Trading Days, the VWAP per share of the Common Stock is equal to or greater than $13.00 (as may be adjusted pursuant to Section 9(a)(ii), the “Mandatory Conversion Threshold”), the Corporation shall have the right, at its option, to cause all, but not less than all, of the outstanding shares of the Preferred Stock to be converted into shares of Common Stock equal to the number of shares the Holder would have received upon a conversion effected pursuant to Section 5(a) (collectively, a “Mandatory Conversion”).

(b)       In order to effect a Mandatory Conversion, the Corporation shall send, by e-mail or overnight courier, to the Holders as they appear in the records of the Corporation a notice of such conversion (such notice, a “Notice of Mandatory Conversion”). The Conversion Date for such Mandatory Conversion (the “Mandatory Conversion Date”) shall be a date selected by the Corporation and shall be no less than ten (10) Business Days and no greater than twenty (20) Business Days after the date on which the Corporation provides such Notice of Mandatory Conversion. In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion shall state, as appropriate:

    (i)       the Mandatory Conversion Date; and

    (ii)      the Conversion Rate as in effect on the Mandatory Conversion Date and the number of shares of Common Stock to be issued upon conversion of each share of Preferred Stock.

(c)       Any shares of Common Stock issued upon conversion of Preferred Stock (i) shall be duly authorized, validly issued, unencumbered, fully paid and nonassessable, (ii) shall rank pari passu with the other shares of Common Stock outstanding from time to time and (iii) shall be approved for listing on The Nasdaq Stock Market if shares of Common Stock generally are so listed (or another U.S. national securities exchange on which the Common Stock is then listed).

7.       Redemption at Option of the Corporation.

(a)       The Corporation may, at its option, redeem, in whole or in part, at any time on or following the fourth anniversary of the Closing Date, any shares of Preferred Stock at the time outstanding, by delivery of written notice to each Holder (the “Corporation Redemption Notice”) at least fifteen (15) Business Days prior to the proposed date of redemption (the “Corporation Redemption Date”) set forth in the Corporation Redemption Notice, at a redemption price to paid in cash for each share of Preferred Stock redeemed equal to the then applicable Liquidation Preference (expressed as a per-share amount).

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(b)       For the avoidance of doubt, following receipt of the Corporation Redemption Notice, a Holder may, at its option, convert each share of such Holder’s Preferred Stock pursuant to Section 5(a) at any time prior to the Corporation Redemption Date subject to the conversion procedures set forth in Section 8(a).

8.       Conversion Procedures and Effect of Conversion.

(a)       Conversion Procedure. A Holder must do each of the following in order to convert shares of Preferred Stock pursuant to this Section 8(a): (i) in the case of a conversion pursuant to Section 5(a), complete and manually sign the conversion notice in the form attached hereto as Exhibit A (the “Conversion Notice”) (which Conversion Notice may be conditioned on the completion of a corporate transaction as specified in such Conversion Notice), and deliver such notice to the Corporation; (ii) deliver to the Corporation the certificate or certificates (if any) representing the shares of Preferred Stock to be converted; (iii) if reasonably required, furnish appropriate endorsements and transfer documents; and (iv) if reasonably required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Corporation pursuant to Section 13. The foregoing clauses (ii), (iii) and (iv) shall be the only conditions applicable to the Holders in respect of the issuance of shares of Common Stock to the Holders in the event of a Mandatory Conversion pursuant to Section 6.

The “Conversion Date” means (A) with respect to conversion of any shares of Preferred Stock at the option of any Holder pursuant to Section 5(a), the date on which such Holder complies with the procedures in this Section 8(a) and (B) with respect to a Mandatory Conversion pursuant to Section 6(a), the Mandatory Conversion Date.

(b)       Effect of Conversion. Upon conversion, such shares of Preferred Stock shall be deemed cancelled and cease to be outstanding.

(c)       Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Stock issuable upon conversion of the Preferred Stock on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on such Conversion Date. As promptly as practicable on or after the Conversion Date and upon compliance by the applicable Holder with the relevant procedures contained in Section 8(a) (and in any event no later than two (2) Trading Days thereafter), the Corporation shall issue the number of whole shares of Common Stock issuable upon conversion. Such delivery of shares of Common Stock shall be made, at the option of the Corporation, in certificated form or by book-entry. Any such certificate or certificates shall be delivered by the Corporation to the appropriate Holder on a book-entry basis or by mailing certificates evidencing the shares to the Holders at their respective addresses as set forth in the Conversion Notice (in the case of a conversion pursuant to Section 5(a)) or in the records of the Corporation (in the case of a Mandatory Conversion pursuant to Section 6). In the event that a Holder shall not by written notice designate the name in which shares of Common Stock to be delivered upon conversion of shares of Preferred Stock should be registered, or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares in the name of the Holder and in the manner shown on the records of the Corporation.

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(d)       No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock into Common Stock. In the event a fractional share of Common Stock would be issued on conversion, the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share and a cash payment for the fractional share (at the then-current market value, reasonably determined) paid to the Holder.

9.       Adjustment of Conversion Rate and Mandatory Conversion Threshold.

(a)       If the Corporation at any time on or after the Closing Date subdivides or combines (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a greater or smaller number of shares:

   (i)       the Conversion Rate in effect immediately prior to such subdivision or combination will be adjusted by multiplying such Conversion Rate by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event; and

   (ii)       the Mandatory Conversion Threshold in effect immediately prior to such subdivision or combination will be equitably adjusted.

(b)      Any adjustment under this Section 9 shall become effective at the close of business on the date the subdivision or combination becomes effective.

10.      Notices. In case at any time:

   (i)       the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of such stock of any class or other rights;

   (ii)       there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with, or a sale of all or substantially all its assets to, another corporation;

   (iii)       there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation; or

   (iv)       there shall be an adjustment of the Conversion Rate or the Mandatory Conversion Threshold;

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, addressed to each Holder at the address of such Holder as shown on the books of the Corporation, (a) at least fifteen (15) days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for any such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least fifteen (15) days prior written notice of the date when the same shall take place and (c) in the case of an adjustment of the Conversion Rate or the Mandatory Conversion Threshold, written notice of the now effective Conversion Rate or Mandatory Conversion Threshold, as applicable, within fifteen (15) days of the effectiveness of such adjustment. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

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11.     Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of issuance upon the conversion of the Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares or fractions of shares of Preferred Stock. All shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens, encumbrances, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes), and shall be approved for listing on The Nasdaq Stock Market (or any other national securities exchange on which the Common Stock is listed). The Corporation will take all such action within its control as may be necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Corporation may be listed.

12.     Effect of Reacquisition of Shares Upon Redemption, Repurchase, Conversion or Otherwise. Shares of Preferred Stock that have been issued and reacquired in any manner, whether by redemption, repurchase or otherwise or upon any conversion of shares of Preferred Stock to Common Stock, shall thereupon be retired and shall have the status of authorized and unissued shares of preferred stock of the Corporation undesignated as to series, and, subject to the terms and conditions of this Certificate of Designations, may be redesignated as any series of preferred stock of the Corporation and reissued.

13.     Issue Taxes and Fees. The issuance of certificates, if any, for shares of Common Stock upon conversion of the Preferred Stock shall be made without charge to the holders thereof for any (a) issuance tax, stamp tax, transfer tax, duty or charge in respect thereof; provided, that the Corporation shall not be required to pay any tax, duty or charge which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Preferred Stock which is being converted or (b) fees (including fees of the transfer agent or The Depository Trust Company).

14.     Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock in any manner which interferes with the timely conversion of such Preferred Stock; provided, however, nothing herein shall be construed to prevent the Corporation from setting record dates for the holders of its securities.

15.     Voting. In addition to any class voting rights provided by law, the Holders of Preferred Stock shall have the right to vote together with the holders of Common Stock as a single class on any matter on which the holders of Common Stock are entitled to vote (excluding the election of directors). Other than as contemplated by the foregoing sentence, Holders of Preferred Stock shall have no class voting rights whatsoever. With respect to the voting rights of the Holders of Preferred Stock, each Holder of Preferred Stock shall be entitled to cast one vote for each share of Common Stock that would be issuable to such Holder upon the conversion of all the shares of Preferred Stock held by such Holder on the record date for the determination of stockholders entitled to vote.

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16.     Certain Restrictions.

(a)       In addition to any other vote of the Holders required by law or by the Certificate of Incorporation, without the prior consent of the Required Holders of the applicable series of Preferred Stock, given in person or by proxy, either in writing or at a special meeting called for that purpose, at which meeting the holders of the shares of such Preferred Stock shall vote together as a class, the Corporation will not:

(i)       (x) authorize, create, designate, establish or issue (whether by merger or otherwise) (A) an increased number of shares of Preferred Stock, or (B) any other class or series of capital stock ranking senior to or on parity with the Preferred Stock as to dividends or upon liquidation or (y) reclassify any shares of Common Stock into shares having any preference or priority as to dividends or upon liquidation superior to or on parity with any such preference or priority of such series of Preferred Stock; or

(ii)       amend, restate, alter or repeal any of the rights, powers, privileges, or preferences of the Preferred Stock, except as otherwise required by law (in which case reasonable consultation with the Holders shall occur so as to mitigate any financial, governance or other impairment associated with such new law or change in law).

(b)       Holders of Preferred Stock shall not transfer, convey, sell or otherwise dispose of any shares of Preferred Stock (including any transfer of all or a portion of the beneficial ownership of, or economic interest in, the Preferred Stock through derivative instruments or other similar arrangements) for a period of six months following the Closing Date; provided, that, if any of the Preferred Stock is converted into Common Stock pursuant to Section 6(a) above, during such six month period, the shares of Common Stock issued upon such conversion shall not be subject to such transfer restrictions. Following the six-month period, Holders of Preferred Stock may transfer their shares so long as they provide the Corporation with prior written notice and subject to compliance with all U.S. federal and other securities laws. Notwithstanding the foregoing, Holders may transfer any shares of Preferred Stock to an Affiliate of such Holder or in connection with a pledge of such Preferred Stock as collateral for borrowed money indebtedness with prior written notice to the Corporation.

17.     No Impairment. The Corporation will not, through any reorganization, transfer of assets, consolidation, merger, scheme or arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all time in good faith assist in the carrying out of all the provisions herein and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights and liquidation preferences granted hereunder of the Holders against impairment. Without limiting the generality of the foregoing, the Corporation (i) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon conversion of the Preferred Stock, and (ii) shall, so long as any shares or fraction of a share of Preferred Stock remain outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of effecting the conversion of the Preferred Stock, 100% of the number of shares of Common Stock issuable upon conversion of the Preferred Stock then outstanding (without regard to any limitations on conversion).

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18.     No Waiver. Except as otherwise modified or provided for herein, the Holders shall also be entitled to, and shall not be deemed to have waived, any other applicable rights granted to such Holders under the Delaware General Corporation Law.

19.     Amendment; Waiver. Any term of the Preferred Stock may be amended or waived only upon the written consent of the Corporation and the Holders of at least a majority of the Preferred Stock then outstanding.

20.     Action by Holders. Any action or consent to be taken or given by the Holders of the Preferred Stock may be given either at a meeting of the Holders of the Preferred Stock called and held for such purpose or by written consent.

21.     Fractional Shares. Preferred Stock may be issued in fractions of a share that shall entitle each Holder, in proportion to such Holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Preferred Stock, including all conversion and redemption rights.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations, Preferences and Rights this 6th day of December, 2018.

CONCRETE PUMPING HOLDINGS, INC.

By:	/s/ Bruce Young
Name:	Bruce Young
Title:	Chief Executive Officer

[Signature Page to Certificate of Designations]

Exhibit A

FORM OF
NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF
Series A Zero-Dividend Convertible Perpetual Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series A Zero-Dividend Convertible Perpetual Preferred Stock, par value $0.0001 per share (“Preferred Stock”), of Concrete Pumping Holdings, Inc., a Delaware corporation (the “Corporation”), indicated below into shares of common stock, par value $0.0001 per share (“Common Stock”), of the Corporation according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be reasonably required by the Corporation. No fee will be charged to the Holders for any conversion, except as described in the Corporation’s Certificate of Designations, Preferences and Rights classifying the Preferred Stock (the “Certificate of Designations”).

Conversion calculations:

Date to Effect Conversion:
Number of shares of Series A Preferred Stock owned prior to Conversion:
Number of shares of Series A Preferred Stock to be Converted:
Applicable Conversion Rate:
Number of shares of Series A Preferred Stock subsequent to Conversion:
Address for Delivery:

OR

DWAC Instruction:
Broker No.:
Account No.

Capitalized terms used but not defined herein have the respective meaning assigned thereto in the Certificate of Designations.

[HOLDER]
By:
Name:
Title: